Exhibit 99.1
Press Release

PARKERVISION Announces Private Placement of $9.3 Million

JACKSONVILLE, FL., --March 6, 2008-- PARKERVISION, INC. (Nasdaq NMS: PRKR), a developer and marketer of semiconductor technology solutions for wireless applications, today announced that it has completed a private placement to institutional and other investors for the sale of approximately 1.2 million shares of its common stock for gross proceeds of approximately $9.3 million.  1,110,999 shares were sold at a price of $7.50 per share and 129,200 shares were sold to Mr. Jeffrey Parker, CEO and Chairman of ParkerVision, at an above market price of $7.74 per share.

Commenting on the transaction, Cindy Poehlman, Chief Financial Officer of ParkerVision stated, “We expect this financing to bridge our working capital needs until such time that we begin generating royalty revenue from our current licensees.  We are extremely pleased with the quality of both new and existing investors participating in this offering.”

About ParkerVision
ParkerVision is focused on the commercialization of its proprietary RF communication technologies that enable significant advancements in wireless products and services. These technologies are described collectively as Energy Signal Processing (ESP™). ESP optimally processes RF waveform energy, eliminating costly and inefficient circuit processes inherent in traditional RF designs.

ParkerVision's solutions will initially address key needs for extended battery life, reduced cost and higher performance in mobile handsets as the cellular industry migrates to next generation networks. The company's extended business strategy targets additional market opportunities in communications and networking where it can leverage its ESP technologies for products and services in an increasingly wireless world. (PRKR-I)

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2006 and the Forms 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.